EXHIBIT 99.1

Please see the attached from Bruce Connery:

Hello everyone. We have been receiving numerous inquiries about El Paso's liquidity position and therefore have compiled the attached schedule of our status as of the end of the day yesterday. Please note that you can expect our cash balance to vary day-to-day as a result of normal business operations.

As of July 24, 2002

Sources
---------
Available cash                            $1.9B

364-day bank revolver                     $3.0B (backstops
(no MAC clause, matures 05/03,                   commercial paper program)
  one-year term out provision)

Multi-year bank facility (matures 08/03)  $1.0B (backstops
                                           ----  $500 MM of letters of credit)

Subtotal Sources                          $5.9B

Uses
-----
Commercial paper outstanding              ($470)MM (average maturity of
                                                     42 days)

Letters of credit mentioned above         ($500)MM

Subtotal Uses                             ($970)MM


NET AVAILABLE LIQUIDITY                   $4.93B
                                           ----

2002 Debt Maturities
--------------------
September      $250 MM   Coastal holding company
Sept/Oct/Nov   $200 MM   Coastal crude oil prepayment (included in our debt)
October        $ 12 MM   El Paso Tennessee Pipeline Company
October        $  2 MM   PG&E Gas Transmission Texas
November       $ 26 MM   PG&E Gas Transmission Texas
                ----
Total          $490 MM

Cautionary Statement Regarding Forward-looking Statements This information includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this presentation, including, without limitation, changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the Company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the Company and its affiliates; inability to realize anticipated synergies and cost savings associated with mergers and acquisitions on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the Company's (and its affiliates') Securities and Exchange Commission filings. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results.


I am out of the office this week. If you have questions, please call Bridget McEvoy at 713.420.5597 or Rich Cockrell at 713.420.4672.

Bruce Connery
Vice President, Investor Relations
713.420.5855